Exhibit 99.01

NSOF NETWORKS LTD.

2016 SHARE AWARD PLAN

NSOF NETWORKS LTD

2016 SHARE AWARD PLAN

1.	Purposes of the Plan.

The purpose of this 2016 Share Award Plan (the “Plan”) is to advance the interests of NSOF NETWORKS LTD. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or its Affiliate.

2.	Definitions.

As used herein, the following definitions shall apply:

2.1.

“Affiliate” means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.

“Applicable Law” means including but not limited to the requirements under Israeli tax laws, Israeli social security laws, Israel security laws, Israel companies laws, any stock exchange or quotation system on which the shares are listed or quoted and the applicable law of any country or jurisdiction where Awards are granted under the Plan.

2.3.

“Award” means a grant of Option and/or Share under the Plan or any Sub Plan, including, restricted shares and/or restricted share units and/or stock appreciation rights and/or performance units, performance shares and other stock or cash awards as the Board may determine.

2.4.

“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5.	“Board” means the Board of Directors of the Company.

2.6.	“Committee” means a compensation committee, if any, of the Board, designated from time to time by the resolution of the Board, which shall consist of members of the Board.

2.7.	“Consultant” means any person or entity who is engaged by the Company or any Affiliate to render consulting or advisory services to such entity.

2.8.	“Controlling Shareholder” for purposes of Section 102 shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.9.

“Employee” means any person who is employed by the Company or its Affiliates, including an individual who is serving as a director or “Nosei Misra”, as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”), but excluding Controlling Shareholder as defined in section 32(9) of the Ordinance.

2.10.

“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable or (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or; (iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board; Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3), if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the date of grant under Section 102 Capital Gain Track, the fair market value of the Share at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.11.	“ITA” means the Israeli Tax Authority

2.12.	“Option” means an option to purchase Share pursuant to the Plan or any Sub Plan.

2.13.	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.

2.14.	“Participant” means the holder of an Award granted under the Plan or any Sub Plan.

2.15.

“Permanent Disability” means a state of illness or physical or mental incapacity or disability for a period of at least five (5) consecutive months (or such longer period as may be required by law) of Participant, the result of which Participant failed to perform his duties as an Employee of the Company, or if applicable, provide services to the Company as a Consultant.

2.16.	“Section 102” means Section 102 of the Ordinance.

2.17.	“Section 3(i)” means Section 3(i) of the Ordinance.

2.18.	“Section 102 Capital Gain Track” means grant of Award with a Trustee under the capital gain track as defined in Section 102(b)(2) of the Ordinance.

2.19.	“Section 102 Employment Income Track” means grant of Award with a Trustee under the employment income track as defined in Section 102(b)(1) of the Ordinance.

2.20.	“Section 102 Non Trustee Track” means grant of Award without a trustee as defined in Section 102(c) of the Ordinance.

2.21.	“Share” means ordinary share of the Company.

2.22.	“Sub Plan” means any sub plan subject to the terms of the Plan.

3.	Administration of the Plan.

3.1.	Procedure.

3.1.1.

The Plan shall be administered by the Board; provided that for all intents and purposes hereof may include a Committee appointed by the Board, other than for such actions which pursuant to the Ordinance or the Articles of Association of the Company are exclusive to the Board.

3.1.2.	In administering the Plan, the Board (subject to the provisions under the Companies Law) shall comply with all Applicable Laws.

3.2.	Powers of the Board. Subject to the provisions of the Plan, Applicable Law and the approval of any relevant authorities, the Board shall have the authority, in its discretion:

3.2.1.	to grant Award under the Plan;

3.2.2.	to construe and interpret the terms of the Plan and any Award granted pursuant to the Plan;

3.2.3.	to determine the number of Shares to be covered by each such Award granted hereunder;

3.2.4.	to determine the exercise price of the Shares covered by each Option;

3.2.5.	to determine the Participant to whom, and the time or times at which Award shall be granted;

3.2.6.	to prescribe forms of agreement for use under the Plan;

3.2.7.	to determine the terms and conditions of any Award granted hereunder;

3.2.8.	to determine the Fair Market Value of the Shares;

3.2.9.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.2.10.	subject to Applicable Law, to make an Election (as defined below);

3.2.11.	to appoint a Trustee (as defined below);

3.2.12.	to amend the Plan and/or the terms and conditions under which Award has been granted under the Plan;

3.2.13.	to accelerate the vesting periods of Award Agreement;

3.2.14.	to take all other actions and make all other determinations necessary for the administration of the Plan.

3.3.

Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants. No member of the Board shall be liable for any action or determination with respect to the Plan or any Award granted thereunder.

3.4.	Grants to Board Members. A member of the Board shall be eligible to receive Award under the Plan while serving on the Board, in accordance with the provisions of any Applicable Law.

3.5.	Certain Award Grants. All grants of Award to Participants pursuant to this Plan shall be authorized and implemented in accordance with the provisions of the Companies Law and the Ordinance.

4.	Eligibility.

4.1.

Subject to the provisions of the Plan, the Board may at any time, and from time to time, grant Award to Participants under the Plan, which grant may be subject to such further terms and conditions set forth in the applicable Award Agreement.

4.2.

Award granted under this Plan to Employees shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and/or Section 102 Non Trustee Track (together: “Section 102 Tracks”). All Section 102 Tracks shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003 (the “Rules”). The Board shall make an election with respect to either Section 102 Capital Gain Track or Section 102 Employment Income Track in accordance with the provisions of Section 102(g) of the Ordinance (the: “Election”).

4.3.

For avoidance of doubt, the grant of Award under Section 102 Capital Gain Track and Section 102 Employment Income Track, is subject to approval and filing the Company’s Election with the ITA at least thirty (30) days prior to the date of first grant of Awards, all in accordance with Section 102 and the regulations promulgated thereunder.

4.4.	Award under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to section 1 of the Plan.

4.5.

Award granted under this Plan to Consultant and/or to Controlling Shareholders shall be granted pursuant to the provisions of Section 3(i). Board may determine, in its sole discretion, that any such Awards shall be held in trust pursuant to the provisions of the Plan.

4.6.	Award pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.

4.7.

For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non Trustee Track shall be subject to the terms and conditions of Section 102.

4.8.

The receipt of an Award under the Plan shall not confer upon any Participant any right with respect to continuing the Participant’s relationship with the Company or an Affiliate as an Employee, Consultant or service provider nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without Cause, as defined herein.

4.9.

Section 102 Non Trustee Track. With respect to the grant of Section 102 Non Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Board in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or social charges due in the event that the Participant is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The grant of Section 102 Non Trustee Track to Participant shall be made in accordance with the provisions of Section 102(c).

5.	Appointment of a Trustee.

5.1.

In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Board shall elect and appoint a Trustee (the “Trustee”). Upon such an appointment, a trust agreement, which complies with the relevant and Applicable Law, will be signed between the Trustee and the Company.

5.2.

In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, all Awards granted (and Shares issued upon exercising of Options) shall be held by the Trustee and registered in the Trustee’s name for the benefit of Employee. Awards or any Shares allocated or issued upon exercise of Options and/or other shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends, shall be registered and held by the Trustee for the benefit of the Employee at least until the end of the restricted period as defined in Section 102 (the “Restricted Period”).

5.3.

In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Award shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102.

5.4.

Notwithstanding anything to the contrary, the Trustee shall not release any Award (Shares and/or Options or Shares allocated or issued upon exercise of Options including any dividends and/or bonus shares), granted under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to the full payment of the Participant’s tax liabilities arising from such Awards.

5.5.

As long as the applicable tax has not been paid, neither the Option nor the Shares subject to the Award, as the case may be, may be sold, transferred, assigned, pledged or attorney for mortgaged (other than through a transfer by will or by operation of law), nor may be subject of an attachment, power of attorney or transfer deed (other than a power of the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

5.6.

With respect to any Award granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or release from trust any Shares or Options and/or Share received upon the exercise of an Option and/or any other asset received, including without limitation any dividends and/or bonus shares, until the lapse of the Restricted Period and/or in accordance with tax ruling obtained.

5.7.	The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee, provided, however, that the Trustee acted at all times in good faith.

6.	Shares Subject to the Plan.

Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be received under the Plan shall be determined by the Board from time to time. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.

If an Award expires or becomes non-exercisable without having been exercised in full, the non-purchased Shares which were subject thereto shall become available for grant or sale under the Plan.

7.	Exercise Price and Method of Payment.

7.1.	The exercise price of an Award shall be determined by the Board on the date of grant in accordance with Applicable Law and subject to guidelines as shall be suggested by the Board from time to time.

7.2.

The consideration for the exercise of Option shall be payable in a form satisfactory to the Board, including without limitation, by cash or check. The Board shall have the authority to postpone the date of payment on such terms as it may determine. In addition the Board in his full discretion and subject to Applicable Law and/or tax ruling issued by the ITA may adopt a cashless and/or net exercise method.

7.3.	The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

8.	Exercise of Option

8.1.

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Board and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

8.2.

An Option shall be deemed exercised when the Company receives: (i) a written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Board and permitted by Applicable Law, the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant, provided that Shares issued upon exercise of any Option which was granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track shall be held, issued and registered in the name of the Trustee for the benefit of the Participant until the end of the Restricted Period.

8.3.

If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

8.4.

Subject to Applicable Law, an Option may not be exercised unless, at the time the Participant gives notice of exercise to the Company, the Participant includes with such notice also payment in cash or by bank check (or payment through sale of shares) of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Board of the payment of those withholding taxes.

8.5.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

9.	Term of Award.

The term of Award shall expire on such date or dates as the Board shall determine at the time of the grant; provided, however, that the term of an Award shall not exceed ten (10) years from the date of grant thereof and subject to section 11 of the Plan.

10.	Non-Transferability of Award.

Award and the rights and privileges thereof shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant, only by the Participant and subject to the provisions of Section 102 and/or any Applicable Law, and shall not be subject to sale under execution, attachment, levy or similar process.

11.	Termination.

11.1.

In the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within three (3) months after the date of such termination (or such different period as the Board shall prescribe) but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. On the date of termination, all unvested Options shall expire and the Shares covered by the unvested portion of the Option shall revert to the Plan. If vested Option upon termination is not so exercised within the time specified above, the Option shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed, at the time of such termination, shall terminate, expire and revert to the Plan.

11.2.

In the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, by reason of death or Permanent Disability, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant’s legal guardian, the Participant’s estate or a person who acquires the right to exercise the Option upon bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, on the date of termination, a portion of the shares covered by the Participant’s Option is not vested in full, the unvested Shares shall revert to the Plan. If vested Shares covered by the Option is not so exercised within the period specified above, the Option shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed at the time of such termination, shall terminate, expire and revert to the Plan.

11.3.

Notwithstanding Sections 11.1 and 11.2 of the Plan, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant for Cause (as defined hereunder), all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not exercised, terminate on the date of such termination, unless otherwise determined by the Board, and the Shares covered by such Award shall revert to the Plan.

11.4.

For purposes of this Section, termination for “Cause” shall mean any of the following: (i) Participant has committed a dishonorable criminal offense; (ii) Participant is in breach of Participant’s duties of trust or loyalty to Company and/or Affiliate; (iii) Participant deliberately causes harm to Company’s and/or Affiliate’s business affairs, and/or any action by the Participant which has a detrimental effect on the Company and/or its Affiliate’s reputation or business; (iv) Participant breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or Affiliate and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement signed between the Company and/or Affiliate and the Participant; (v) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company and/or its Affiliate of, and a reasonable opportunity to cure, such failure or inability; and/or (vi) circumstances that do not entitle Participant to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

11.5.

In the event that the Participant does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirements of any agreement between the Company and/or Affiliate and the Participant (whether before or after termination of Participants employment or engagement, as applicable, by the Company and/or its Affiliate), the Board may, in its sole discretion, refuse to allow the exercise of the Options and all outstanding Options, shall be terminated, and the Shares covered by such Option shall revert to the Plan.

12.	Adjustments upon Changes in Capitalization.

In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, rights issuance or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Board in its sole discretion may make an appropriate adjustment in the number of Shares related to each outstanding Award, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option, provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the Board. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect an Award granted to a Participant, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to an Award.

13.	Dissolution or Liquidation.

In the event of dissolution or liquidation of the Company, the Board shall notify each Participant as soon as practicable prior to the effective date of such transaction. The Board in its discretion will determine the period of time of which Option (which is vested and exercisable) may be exercised, which in no event is less than fifteen (15) days prior to such transaction. To the extent the Option has not been previously exercised, the Option will expire immediately prior to the consummation of such proposed action.

14.	Merger/Sale.

14.1.

In the event of: (i) a single transaction and/or a series of transactions which pursuant to the Articles of Association of the Company are deemed as Deemed Liquidation; (ii) a scheme of arrangement for the purpose of effecting such Deemed Liquidation; or (iii) such other transaction that is determined by the Board to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Participant’s consent or action:

(i)

Any surviving corporation or acquiring corporation or any parent or affiliate thereof, all as determined by the Board in its discretion, may assume or continue to assume any Awards outstanding under the Plan in all or in part or shall substitute to similar awards in all or in part.

(ii)

In the event that the Awards are not assumed or substituted (in all or in part), then the Board may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion: (a) provide the Participant with the right to exercise the vested Award and/or cancel all of the unvested Awards and/or (b) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment (by cash and/or securities) to the Participant for any vested Award, as determined by the Board, all subject to such terms and conditions as determined by the Board.

(iii)

The Board shall have the right (but not the obligation) to accelerate of the vesting of an Award, as to all or any part of the Shares covered by the Award which would not otherwise be exercisable or vested, and all under such terms and conditions as the Board shall determine on a case-by-case basis.

14.2.

Notwithstanding the above, in the event of a Merger/Sale in which all or substantially all of the Shares of the Company are to be exchanged for securities of another company, each Participant shall be obliged to sell or exchange, as the case may be, any Shares issued to the Participant under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final.

14.3.

Notwithstanding the foregoing, in the event of a Merger/Sale, the Board may determine, in its sole discretion, that upon or prior to completion of such Merger/Sale, the terms of the Plan shall be amended and/or modified and/or the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem to be appropriate, including but not limited to, that the Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Board shall deem to be appropriate.

14.4.

Neither the authorities and powers of the Board under this section nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

14.5.	For avoidance of doubt, it is hereby clarified that any tax consequences arising from the above described, shall be borne solely by the Participant.

14.6.

Notwithstanding the above said, the Board may, in its sole discretion, determine other terms regarding the treatment of the outstanding Awards, in case of Merger/Sale and/or in case of an initial firmly underwritten public offering of the securities of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or under securities laws outside of the United States (“IPO”).

15.	Articles of Association; Shareholders Agreement; Lock-Up.

15.1.	Participant acknowledges the terms and provisions of the Article of Association of the Company, as shall be amended from time to time.

15.2.

Participant acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders holding Shares of the Company, and hereby agrees to be bound by their terms as if he or she was an original party thereof.

15.3.

Participant acknowledges that until the consummation of an IPO, Shares issued to the Participant upon an exercise of an Option, shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than by will or by the laws of descent or distribution and shall not be subject to sale under execution, attachment, levy or similar process, unless determined otherwise by the Board.

15.4.

Participant acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitation.

16.	Date of Grant.

Subject to Applicable Law, the date of grant of an Award shall, for all purposes, be the date on which the Board makes the determination granting such Participant.

17.	Rights as a Shareholder; Voting and Dividends.

17.1.

Prior to exercise of an Option and with respect to restricted shares during the period of restrictions, a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

17.2.

Upon issuance of Shares as a result of exercise of Options, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, unless otherwise determined by the Board.

17.3.

Until the consummation of an IPO, the Shares covered under an Award shall be voted by an irrevocable proxy (the “Proxy”), such Proxy to be assigned to the person or persons designated by the Board to vote the Shares for the benefit of the Participant. Such person or persons designated by the Board shall be indemnified and held harmless by the Company and/or its Affiliate and the Participant against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company and/or its Affiliate) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such person’s own fraud or bad faith, to the extent permitted by Applicable Law. Such indemnification shall be in addition to any rights of indemnification such person(s) may have as a director or otherwise under the Company’s incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

18.	Tax Consequences.

18.1.

Any tax consequences arising from the grant of any Award and/or vesting of Award and/or exercise of any Option and/or from sale of Shares and/or any disposition of Shares or Award and/or from any other event or act (whether of the Participant or of the Company or its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.

18.2.

The Company and/or the Trustee shall have the right to withhold taxes according to the requirements under Applicable Laws, rules, and regulations, including withholding taxes at source and under Section 102 or Section 3(i).

18.3.

Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Company’s shareholders and/or directors and/or officers, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold tax.

18.4.

Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Participant until all tax consequences (if any) arising from the exercise of such Options and/or sale of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

18.5.

With respect to Awards granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, the Trustee and/or the Company will withhold any tax due to the ITA according to applicable trust agreement, the Plan and any Applicable Law.

18.6.	Without derogating the above, the Participant’s Award shall be subject to any tax ruling and/or other arrangements between the Company and tax authorities.

19.	No Rights to Employment.

Nothing in the Plan or in any Award granted or agreement entered into force pursuant hereto shall confer upon any Participant the right to continue an employment relationship, or to continue in a consultant, director, officer or service provider relationship with the Company or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or Affiliate to terminate such Participant’s relationship.

20.	Term, Termination and Amendment of the Plan.

20.1.	The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years from the date of adoption unless sooner terminated.

20.2.	The Board may at any time amend, alter, suspend or terminate the Plan or the term and conditions of Award granted under the Plan.

20.3.	Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.	Conditions Upon Issuance of Shares.

21.1.

Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.2.

Investment Representations. As a condition to the exercise of an Option, or the grant of an Award, the Board may require the Participant to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.3.	Other Compliance. At the time of issuance, the Participant is not in default under any agreement between the Company and any of its Affiliates and Participant.

22.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company from any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.	Reservation of Shares.

The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24.	Multiple Agreements.

The terms of each Award may differ from other Awards granted under the Plan at the same time. The Board may also grant more than one Award to a given Participant during the term of the Plan in addition to one or more Awards previously granted to that Participant.

25.	Governing Law.

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

******

META NETWORKS LTD.

2016 SHARE AWARD PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

GRANT NUMBER:

●    Unless otherwise defined herein, the capitalized terms used in this Notice of Restricted Stock Unit Award (the “Notice”), and the attached Award Agreement (Restricted Stock Unit Agreement) (hereinafter “RSU Agreement”), shall have the meanings ascribed to them under the Meta Networks Ltd. (the “Company”) 2016 Share Award Plan (the “Plan”).

Name:

Address:

●    You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Number of RSUs:	[______].

Date of Grant:	[______].

Tax Route:	Section 102 Capital Gain Track.

Vesting Commencement Date:	The day immediately following the consummation of the Acquisition.

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs. This RSU expires earlier if your Service terminates earlier, as described in the RSU Agreement, or on the Agreement Termination Date as set forth below, if applicable.

Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the following schedule: One-quarter (1/4) of the Shares underlying the RSUs will vest upon each of the four (4) successive anniversaries of the Vesting Commencement Date.

In no event shall the RSUs vest with respect to any of shares underlying the RSU after your cessation of providing service to the Company or to any affiliate thereof. Notwithstanding anything to the contrary in this Notice, the RSU Agreement or the Plan, if the acquisition of the Company (the “Acquisition”) by Proofpoint, Inc. or any subsidiary thereof (the “Acquirer”) is not consummated by August 6, 2019 or such other date as may be agreed to by the Acquirer and the Company (the “Agreement Termination Date”), then the RSUs shall be of no force and effect, shall not be settled, and shall expire on the first business day following the Agreement Termination Date.

You understand that your employment or consulting relationship or Service with the Company can be terminated at any time in accordance with the terms of your agreement with the Company, and that nothing in this Notice, the RSU Agreement or the Plan affects the nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service as an Employee, Director or Consultant of the Company. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT

Signature:

Print Name:

META NETWORKS LTD.

By:

Its:

FIRST AMENDMENT TO

META NETWORKS LTD.

(FORMERLY, NSOF NETWORKS LTD.)

2016 SHARE AWARD PLAN

EFFECTIVE AS OF MAY 6, 2019

1.

Reference is hereby made to that certain META NETWORKS LTD. (formerly, NSOF Networks Ltd.) 2016 Share Award Plan (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them under the Plan.

2.

Section 10 of the Plan (‘Non-Transferability of Award’) is hereby amended such that in the first line, immediately following the word “Award”, the following words will be added: “other than Shares, to which Section 15.3 hereunder shall apply”.

3.	Section 11.5 of the Plan is hereby deleted in its entirety

4.	The Plan is hereby amended such that any reference in the Plan to the Companies Law shall be replaced with a reference to “Applicable Law”.

5.	Section 25 (“Governing Law”) is hereby amended and restated in its entirety to read as follows:

“This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regards to its conflict of law rules and the competent courts of the State of Delaware shall have sole jurisdiction in any matters pertaining to the Plan; except with respect to matters (including defined terms) that are governed by tax laws, rules and regulations of any other jurisdiction, which shall be subject to such laws, rules and regulations.”

6.	Except as provided herein, all other terms and conditions of the Plan shall remain in full force and effect.

META NETWORKS LTD.

2016 SHARE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.

The Board has adopted the Plan for the purpose of retaining the services of selected Employees, Directors and Consultants and other independent advisors who provide services to the Company (or any Affiliate).

1.

Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until the holder has satisfied any applicable tax withholding obligations pursuant to Section 10 below and such issuance otherwise complies with all applicable law. The Company shall issue and register the Shares in the name of the Trustee for the benefit of the Participant.

2.

Acceptance of Agreement. By signing this RSU Agreement, the Participant: (a) represents that the Participant has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this RSU Agreement, (b) accepts the RSU, the Shares issued upon the exercise thereof and/or any securities issued or distributed with respect thereto are subject to all of the terms and conditions of the Notice, the Plan this RSU Agreement, the Trust Agreement and any other documents ancillary hereto or thereto, and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Board or the Committee upon any questions arising under the Notice, the Plan or this RSU Agreement (whether before or after the issuance of Shares pursuant to the RSUs). While certain terms and conditions are included in this RSU Agreement, such terms and conditions shall not in any way derogate from the applicability of all other terms and conditions set forth in the Plan. The Participant acknowledges that the terms and conditions of the Plan may be amended from time to time as set forth therein, and therefore, any reference to the Plan shall be deemed to refer to the Plan as amended from time to time, including any amendments adopted after the date of grant. Unless otherwise stated, in the event of any inconsistency or contradiction between any of the terms of this RSU Agreement and the provisions of the Plan, the terms and provisions of this RSU Agreement shall prevail.

3.

No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

4.	Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

5.	No Transfer. The RSUs and any interest therein (other than the Shares issued in settlement of vested RSUs) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

6.

Trust. The RSUs and any Shares issued upon conversion thereof shall be held or controlled by the Trustee, as required under Section 102 in accordance with the provisions of Section 102, the Plan and this RSU Agreement.

7.	Section 102 Awards.

7.1.

Eligibility for Awards. Subject to Applicable Law, any Award granted under Section 102 (“102 Awards”) may only be granted to an “Employee” within the meaning of Section 102(a) of the Ordinance (which as of the date hereof means (i) individuals employed by an Israeli company being any of the Affiliates, and (ii) individuals who are serving and are engaged personally (and not through an entity) as “Office Holders” by such an Israeli company), but may not be granted to a Controlling Shareholder (“Eligible 102 Participants”). Eligible 102 Participants may receive only 102 Awards, which may either be granted to a Trustee or granted under Section 102 without a Trustee.

7.2.	102 Award Grant Date.

7.2.1.

Each 102 Award will be deemed granted on the date determined by the Committee, subject to Section 7.2.2, provided that (i) the Participant has signed all documents required by the Company or pursuant to applicable law, and (ii) with respect to Awards granted under Section 102 Capital Gain Track and Section 102 Employment Income Track (“102 Trustee Awards”), the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA, and if this RSU Agreement is not signed and delivered by the Participant within 90 days from the date determined by the Committee (subject to Section 7.2.2), then such 102 Trustee Award shall be deemed granted on such later date as this RSU Agreement is signed and delivered and on which the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in the Notice or in any corporate resolution or any agreement.

7.2.2.

Unless otherwise permitted by the Ordinance, or in writing by the ITA any grants of 102 Trustee Awards that are made on or after the date of the adoption of this Plan or an amendment to this Plan, as the case may be, that may become effective only at the expiration of thirty (30) days after the filing of this Plan or any amendment thereof (as the case may be) with the ITA in accordance with the Ordinance shall be conditional upon the expiration of such 30-day period, such condition shall be read and is incorporated by reference into any corporate resolutions approving such grants and into this Agreement and any agreement evidencing such grants (whether or not explicitly referring to such condition), and the date of grant shall be at the expiration of such 30-day period, whether or not the date of grant indicated therein corresponds with this Section. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in the Notice or in any corporate resolution or any agreement.

7.2.3.

To the extent and with respect to 102 Trustee Awards, the Participant acknowledges, undertakes and confirms that: (i) the Participant fully understand that Section 102 and the rules and regulations enacted thereunder apply to the RSUs, and (ii) the Participant understands the provisions of Section 102, the tax track chosen thereunder and the implications thereof. If applicable, the terms of such RSUs shall also be subject to the terms of the Trust Agreement made between the Company and the Trustee for the benefit of the Participant, and the Participant shall sign all documents requested by the Company or the Trustee, in accordance with and under the trust agreement. A copy of the trust agreement is available for the Participant’s review, during normal working hours, at the Company’s offices.

7.3.	Participant Undertaking. Without derogating from the generality of the foregoing, to the extent and with respect to any RSUs that are granted under Section 102 Capital Gain Track, and as required by Section 102, the Participant acknowledges, undertakes and confirms in writing the following (which shall be apply and relate to all Awards granted to the Participant, whether under this Plan or other plans maintained by the Company, and whether prior to or after the date hereof, if any):

7.3.1.

The Participant shall comply with all terms and conditions set forth in Section 102 with regard to the “Capital Gain Track” and the applicable rules and regulations promulgated thereunder, as amended from time to time;

7.3.2.

The Participant is familiar with, and understand the provisions of, Section 102 in general, and the tax arrangement under the “Capital Gain Track” in particular, and its tax consequences; the Participant agrees that the RSUs and Shares that may be issued upon settlement thereof (or otherwise in relation thereto), will be held by a trustee appointed pursuant to Section 102 for at least the duration of the Restricted Period, as defined in Section 102 under the “Capital Gain Track”. The Participant understands that any release of such RSUs or Shares from trust, or any sale of the Share prior to the termination of the Restricted Period, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

7.3.3.

The Participant agrees to the trust agreement signed between the Company and the trustee appointed pursuant to Section 102 and shall sign all documents requested by the Company or the Trustee, in accordance with and under the trust agreement.

8.

Termination. If Participant’s Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Participant’s termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

9.

Tax Matters and Consultation. THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING RSUS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE PARTICIPANT. Notwithstanding anything to the contrary herein or in the Plan, including its Israeli appendix, and notwithstanding anything to the contrary, including the indication under “Type of Award” above, the Company shall be under no duty to ensure, and no representation or commitment is made, that the RSU qualifies or will qualify under any particular tax treatment (such as Section 102, ISO or any other treatment), nor shall the Company be required to take any action for the qualification of any RSU under such tax treatment. If the RSUs do not qualify under any particular tax treatment it could result in adverse tax consequences to the Participant. By signing below, Participant agrees that the Company and its Affiliates and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Participant as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an RSU does not qualify for any particular tax treatment.

10.

Withholding Taxes and Stock Withholding. Participant with more than one residency for tax purposes may be subject to taxation in several jurisdictions. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer and/or the Trustee (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer and/or the Trustee to satisfy all withholding and payment on account obligations of the Company and/or the Employer and/or the Trustee. In this regard, you authorize the Company and/or the Employer and/or the Trustee to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer and/or the Trustee. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company or the Employer or the Trustee any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

11.

Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan, the Notice and the Trust Agreement and any other documents ancillary hereto or thereto.

12.

Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

13.

Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Ordinary Shares may be listed or quoted at the time of such issuance or transfer.

14.

No Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares pursuant to this RSU shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained.

15.

Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State Israel, without giving effect to principles of conflicts of law, provided that if this RSU Agreement is assumed by a successor company which is incorporated in a different jurisdiction, for corporate and security law purposes, the Agreement shall be governed by the laws of such jurisdiction (except its choice-of-law provisions).

16.

No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause.

17.

Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, Participant consents to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company and its successors and assigns, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Participant understands that Participant is not required to consent to electronic delivery.

18.

Successors and Assigns. Subject to the limitations set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Employee, Employee’s assigns and the legal representatives, heirs and legatees of Employee’s estate.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN